Exhibit 10(cc)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 24, 2014, by and between Energy Future Holdings Corp., a Texas corporation (the “Company”), and Donald L. Evans, an individual (the “Executive”).
WHEREAS, the Company and the Executive previously entered into that certain Second Amended & Restated Consulting Agreement, dated January 1, 2012 (the “Consulting Agreement”) to govern the terms and conditions of the engagement of Executive as non-executive Chairman of the Board of Directors of the Company (the “Board”); and
WHEREAS, the Company and the Executive previously terminated the Consulting Agreement and entered into an employment agreement, effective as of March 6, 2013, to govern the terms and conditions of the employment of Executive as executive chairman of the Board (“Executive Chairman”); and
WHEREAS, the Company and the Executive have agreed to amend and restate the terms and provisions of the employment agreement to provide for the extension of its initial term; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1.Employment Agreement
. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 26.
2.Term
. This Agreement, as restated, and Executive’s employment hereunder shall be effective as of March 6, 2013 (the “Effective Date”) and shall continue until 11:59:59 P.M. on December 31, 2016 (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on January 1, 2017 and each subsequent January 1, unless and until the Company or the Executive provides written notice to the other party in accordance with Section 12 hereof not less than 30 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.”
3.Position and Duties
. During the Employment Period, the Executive shall serve as the Executive Chairman of the Board. Executive shall also serve as a member of the Board (and any committee designated by the Board, including, while such committees are in existence, the O&C Committee and Executive Committee of the Board) without additional compensation. In such capacity, the Executive shall have the duties, responsibilities and authorities customarily associated with the such position in a company the size and nature of the Company and will, from time to time at the request of the Company and/or the Board upon reasonable advance notice, provide external and internal leadership and involvement in political and regulatory affairs of the Company and such other duties and responsibilities as shall be agreed upon between the Executive and the Company and/or the

Board (collectively, the “Services”). The Executive shall to the extent necessary to reasonably discharge the Services, use the Executive’s commercially reasonable efforts and such time as is reasonably required to perform such duties and responsibilities; provided that the Executive shall be entitled (i)(A) to continue to serve on the boards of directors of the entities listed on and pursuant to Schedule 1 attached hereto, and (B) serve on the boards of directors of any investment fund or other pooled investment vehicle that is a subsidiary or an affiliate of those entities listed on Schedule 1, including, without limitation, any such subsidiary or affiliate that may be formed after the date hereof, (ii) to serve as a member of the board of directors of a reasonable number of other for-profit companies that do not compete with the Company, with the prior written consent of the Board (which consent shall not be unreasonably withheld or delayed), (iii) to serve on civic, charitable, educational, religious, public interest or public service boards, and (iv) to manage the Executive’s personal and family investments.
4.Compensation and Benefits; Equity Awards; Base Salary
.
(a)Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $2,500,000 per calendar year, less applicable deductions. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.
(b)Annual Bonus. During the Employment Period, the Executive shall be considered to receive an annual bonus under any applicable plan adopted by the Company during the Employment Period for which employees are generally eligible. The level of Executive’s participation in any such plan, if any, shall be determined in the sole discretion of the Board from time to time.
(c)Employee Benefits; Perquisites.

(i)
During the Employment Period, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Employee’s participation will be consistent with applicable law and the terms of the applicable plans. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(ii)
During the Employment Period, the Executive shall be entitled to five weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(iii)
At Executive’s request, Executive shall be provided with support from Company personnel of his choosing in the following roles, in each case at the sole expense of the Company: (A) a Chief of Staff to be based in either Dallas or Midland, Texas with an annual salary not to exceed $200,000; (B) an executive assistant based in Dallas, Texas; and (C) an executive assistance based in Midland, Texas.

(iv)
The Company agrees to pay Executive $100,000 per year to offset expenses associated with maintaining Executive’s office in Midland, Texas. Such payments shall be made in substantially equal installments in accordance with the Company’s regular payroll procedures.

(d)Equity Awards. The Executive shall be considered to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the Employment Period for which employees are generally eligible. The level of Executive’s participation in any such plan, if any, shall be determined in the sole discretion of the Board from time to time.

5.Expenses
. The Company shall promptly reimburse the Executive for all expenses reasonably incurred by the Executive in the performance of his duties in accordance with policies which may be adopted from time to time by the Company following presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.
6.Confidentiality, Non-Disclosure Agreement
. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and the Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and the Affiliates:
(a)Non-Disclosure. The Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or its Affiliates, except (i) while providing Services to the Company, in the business of and for the benefit of the Company, or (ii) as required by law, provided, however, that if the Executive receives a subpoena to produce any Confidential Information, the Executive will notify the Company promptly so that the Company can seek a protective order, if desired. For purposes of this Section 6, “Confidential Information” shall mean information: (A) disclosed to or known by the Executive as a consequence of or through his engagement or employment with the Company or any Affiliate; (B) not publicly available or not generally known outside the Company or any Affiliate; and (C) that relates to the business and/or development of the Company or any Affiliate. Any information that does not meet each of the criteria listed above (in subsections (A) - (C)), other than by the Executive’s breach of the terms hereof, shall not constitute Confidential Information. By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of the Company, or any Affiliate that gives the Company or any Affiliate a competitive business advantage or the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of the Company or any Affiliate; information regarding the Company’s or any Affiliate’s business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and the Company’s or any Affiliate’s files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. By way of clarification (but not limitation), information that the Executive conceived or developed during his engagement or employment with the Company or an Affiliate or learned from other employees or contractors of the Company or an Affiliate that meets the definition of Confidential Information shall be treated as such. the Executive acknowledges that the Confidential

Information of the Company is valuable, special and unique to its business and is information on which such business depends, is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company. the Executive will take all commercially reasonable steps necessary and reasonably requested by the management of the Company, to ensure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company.
(b)Non-Disparagement.

(i)
The Executive agrees not to defame, or make any false or disparaging statements about the Company and/or its Affiliates, or any of their respective products, services, finances, financial condition, capabilities or other aspect of or any of their respective businesses, in any medium to any person or entity; or otherwise, to take any action that primarily is designed to have the effect of discouraging any employee, lessor, licensor, customer, supplier, or other business associate of the Company from maintaining its business relationships with the Company and/or its Affiliates (any such statement or act a “Prohibited Statement” or “Prohibited Action”). Executive shall be permitted to issue press releases, make statements to the press, give guidance to the market or make statements to regulators, governmental agencies, legislators or other governmental officials; or otherwise to take such actions necessary in connection with Executive’s duties and responsibilities under this Agreement, without such statements or actions being considered a Prohibited Statement or Prohibited Action under the Agreement.

(ii)	The Company hereby agrees that Company and its officers shall not defame, or make any false or disparaging statements in any medium to any person or entity about Executive.

(iii)
Notwithstanding any provision of this Section 6(b) to the contrary, (A) both Executive and the Company (including the Board and its executive officers) may (1) confer in confidence with their legal representatives and make truthful statements as required by law and (2) make private statements to any officer, director or employee of the Company or any of its affiliates; and (B) nothing herein shall prevent any person from (1) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (2) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement (or any Exhibit or Schedule hereto) or any other agreement among or between any party hereto or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(iv)
By signing this Agreement, the parties agree and acknowledge that they each are making, after the opportunity to confer with counsel, a knowing, voluntary and intelligent waiver of rights either may have to make disparaging comments regarding the other party (and, as applicable affiliates thereof), including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

(c)Survival of Covenants. The non-disclosure and non-disparagement obligations contained in this Section 6 shall continue in full force and effect after the conclusion of Executive’s employment with the Company and shall survive the expiration, termination, or cancellation of this Agreement, in each case in accordance with their respective terms, regardless of the reason for such termination or restriction. Executive’s obligations with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Executive, in its entirety, without combining portions of such Confidential Information with other Confidential Information obtained separately.
7.Termination of Employment
.
(a)Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)	Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii)	By the Company. The Company may terminate the Executive’s employment:

(A)
Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him); or

(B)	Cause. For Cause or without Cause;

(iii)	By the Executive. The Executive may terminate his employment for any reason or for no reason.
(b)Non-Renewal. The Executive may terminate his employment within thirty (30) days after the end of the Employment Period if the Employment Period ends as a result of the Company giving a notice of Non-Renewal in accordance with Section 2.
(c)Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination.
(d)Effect of Termination. Upon any termination of the Executive’s employment with the Company, and its subsidiaries, the Executive shall resign from, and shall be considered to have simultaneously resigned from, all positions with the Company and all of its subsidiaries.
8.Compensation Upon Termination
.
(a)Death, Disability, by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, his Disability, by the Company for Cause or by the Executive without Good Reason, this Agreement and the Employment Period shall terminate and the Company shall pay or provide to the Executive’s representative or estate all Accrued Benefits, if any, to which the Executive is entitled.
(b)Termination by the Company without Cause or by the Executive with Good Reason. If the Company terminates the Executive’s employment during the Employment Period other than for Cause or Disability or if the Executive terminates his employment hereunder with Good Reason, (i) the Company shall pay the Executive (or the Executive’s estate, if the Executive dies after such termination) (A) all Accrued Benefits, if any, to which the Executive is entitled, (B) a lump sum payment in an amount equal to the greater of (i) 50% of the Executive’s Base Salary or (ii) the Base Salary that would have been paid the Executive through the end of the Employment Period in the absence of such termination and (ii) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination in such medical, dental, and hospitalization insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination until the earlier of (x) the end of the Employment Period, or (y) until Executive is, or becomes, eligible for comparable coverage (determined on a coverage by coverage and benefit by benefit basis) under the group health plans of a subsequent employer.
(c)No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or its affiliates may have against him for any reason.
9.Certain Additional Payments by the Company
.
(a)If it shall be determined that any benefit provided to the Executive or payment or distribution by or for the account of the Company to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Company (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross‑Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in the Executive’s adjusted gross income and the applicable marginal rate of federal income taxation for the calendar year in which the Executive’s Gross-Up Payment is to be made. Notwithstanding the foregoing provisions of this Section 9, if it shall be determined that the Executive would be entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed an amount equal to three hundred and ten percent (310%) of the Executive’s Base Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided that such reduction shall only be made if such reduction results in a more favorable after-tax position for the Executive. The payment reduction contemplated by the preceding sentence, if any, shall be implemented by determining the Parachute Payment Ratio for each “parachute payment” and then reducing the parachute payments in order beginning with the parachute payment with the highest Parachute Payment Ratio. For parachute payments with the same Parachute Payment Ratio, such parachute payments shall be reduced based on the time of payment of such parachute payments, with amounts having later payment dates being reduced first. For parachute payments with the same Parachute Payment Ratio and the same time of payment, such parachute payments shall be reduced on a pro rata basis (but not below zero) prior to reducing parachute payments with a lower Parachute Payment Ratio.
(b)Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent, certified public accounting firm (as determined before the Change in Control) or such other certified public accounting firm as may be designated by the Company prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Company, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination but in any event by the end of the year following the year in which the applicable tax is remitted. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”). If the Company exhausts its remedies pursuant to Section 9(c) and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
(c)The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith effectively to contest such claim; and

(iv)
permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(d)The following terms shall have the following meanings for purposes of this Section 9.
(i)“Base Amount” means “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(ii)“Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable parachute payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such parachute payment.

(iii)“Parachute Value” of a Payment shall mean the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(iv)“Safe Harbor Amount” means 2.99 times the Executive’s Base Amount.
10.Indemnification
. During the Employment Period and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Employment Period and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive who is reasonably acceptable to the Company, which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 10 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.
11.Attorney’s Fees
.
(a)General. Except as otherwise set forth in Section 11(b), in the event the Executive prevails on any material issue in connection with any controversy, dispute or claim which arises out of or relates to this Agreement, any other agreement or arrangement between the Executive and the Company, the Executive’s employment with the Company, or the termination thereof, then the Company shall reimburse the Executive (and his beneficiaries) for any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in connection with such controversy, dispute or claim.
(b)Change in Control. Following a Change in Control, the Company shall advance the Executive (and his beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company, the Executive’s employment with the Company, or the termination thereof and which arises out of or relates to an event that occurs within two years following a Change in Control; provided that the Executive shall reimburse the Company any advances on a net after-tax basis to cover expenses incurred by the Executive for claims brought by the Executive that are judicially determined to be frivolous or advanced in bad faith.
12.Notices
. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)    If to the Company:

Energy Future Holdings Corp.
1601 Bryan Street
Dallas, Texas 75201-3411
Attention: General Counsel

(ii)    If to the Executive:

Donald L. Evans
500 West Texas Avenue
Suite 960
Midland, TX 79701
(432) 684-4411

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
13.Severability
. The invalidity or unenforceability of any one or more provisions of this Agreement, shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
14.Survival
. It is the express intention and agreement of the parties hereto that the provisions of Sections 6, 8, 9, 10, 11, 12, 13, 15, 16, 17, 20, 23, 25 and 26 hereof and this Section 14 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
15.Assignment
. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this

Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
16.Binding Effect
. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
17.Amendment; Waiver
. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
18.Headings
. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
19.Executive Representation
. Executive hereby represents to the Company that his execution and delivery of this Agreement and performance of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement or other agreement or policy to which Executive is a party or otherwise bound.
20.Governing Law
. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to conflicts of laws principles. The parties agree that the proper venue and jurisdiction for any cause of action relating to the Agreement shall be in Dallas County, Texas.
21.Entire Agreement; Advice of Counsel
. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein and supersedes and replaces all other agreements related to the subject matter hereof of, including the Consulting Agreement and any prior consulting agreements. The Executive acknowledges that, in connection with his entry into this Agreement, he was advised by an attorney of his choice on the terms and conditions of this Agreement, including, without limitation, on the application of Code Section 409A (as defined below) on the payments and benefits payable or to be paid to the Executive hereunder.
22.Counterparts
. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
23.Cooperation
. For a period of two (2) years after his termination, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided that the Company and its Affiliates shall use reasonable efforts to avoid material interference with Executive’s business or personal activities. The Company shall pay all of Executive’s reasonable expenses incurred in connection with providing such cooperation.
24.Withholding
. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.
25.Section 409A
.
(a)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. For the sake of clarity, the Company does not hereby agree to indemnify the Executive for liabilities incurred as a result of Code Section 409A, it being understood, however, that this clarification shall not be construed as a waiver by the Executive of any claim for damages for breach of contract that are related to Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
26.Definitions
.
“Accrued Benefits” means (i) any unpaid Base Salary through the Date of Termination; (ii) any earned but unpaid compensation; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company (excluding any severance plan, program, agreement or arrangement); and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 5. Amounts payable under (A) clauses (i), (ii) and (iii) shall be paid promptly after the Date of Termination, (B) clause (iv) shall be paid in accordance with the terms and conditions of the applicable plan, program or arrangement and (C) clause (v) shall be paid in accordance with the terms of the applicable expense policy.
“Affiliate” means any direct or indirect parent or subsidy of the Company.
“Cause” shall be defined as: (A) the Executive’s continued failure to substantially perform the Services which continues beyond fifteen (15) business days following the date on which a written demand for substantial performance is delivered to the Executive by the Company (the “Cure Period”); (B) if, in performing Services for Company, the Executive engages in conduct that constitutes (1) a material breach of his fiduciary duty to the Company or its shareholders (including, without limitation, a material breach of the restrictive covenants under this Agreement, which breach is not cured, if curable, during the Cure Period after written notice from the Company) or (2) gross neglect or (3) misconduct resulting in material economic harm to the Company, or (C) upon the conviction of the Executive for, or the plea of guilty or nolo contendere by the Executive to, any crime involving moral turpitude and/or any felony.
“Change in Control” means the occurrence of any one or more of the following events to the extent such event also constitutes a “change in control event” within the meaning of Section 409A of the Code:

(i)
any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than (A) the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company or any person who owns fifteen percent (15%) or more of the Common Stock of the Company on the date of the Company’s emergence from Chapter 11 bankruptcy proceedings (a “Fifteen Percent Owner”) or (B) pursuant to an Excluded Transaction), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)
any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company or a Fifteen Percent Owner or pursuant to an Excluded Transaction), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) in one or a series of related transactions during any 12-month period, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(iii)
during any one-year period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (ii), (iv) or (v) of this definition of “Change in Control” or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the one-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iv)
a merger or consolidation of the Company or a direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in either (A) a Fifteen Percent Owner beneficially owning more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the surviving entity (or the ultimate parent corporation of the Company of the surviving entity) or (B) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (or the ultimate parent company of the Company or such surviving entity (a transaction described in (A) or (B), an “Excluded Transaction”)); provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in subparagraphs (ii) and (iii)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(v)
the consummation of a sale or disposition of assets of the Company and/or its direct and indirect subsidiaries having a value constituting at least 40% of the total gross fair market value of all of the assets of the Company and its direct and indirect subsidiaries (on a consolidated basis) immediately prior to such transaction, other than the sale or disposition of all or substantially all of the assets of the Company to a Fifteen Percent Owner or a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 7(a)(ii)(A), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; (iii) if the Executive’s employment is terminated during the Employment Period by the Company pursuant to Section 7(a)(ii)(B) or by the Executive pursuant to Section 7(a)(iii), the date specified in the Notice of Termination; provided that if the Executive is voluntarily terminating the Executive’s employment without Good Reason, such date shall not be less than 15 business days after the Notice of Termination; or (iv) if the Executive’s employment is terminated pursuant to Section 7(b), the last day of the Employment Period.
“Good Reason” shall mean, provided that the Executive has not previously given the Company his written consent, (A) a reduction in the Executive’s Base Salary or (B) any material breach of this Agreement; provided, however, that any isolated, insubstantial or inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Executive gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

ENERGY FUTURE HOLDINGS CORP.

By:_/s/ Carrie L. Kirby_____________

Name: Carrie L. Kirby
Title: Executive Vice President

DONALD L. EVANS

_/s/ Donald L. Evans_______________

SCHEDULE 1

ENTITIES FOR WHICH EXECUTIVE IS A DIRECTOR

1.George W. Bush Library Foundation* - Chairman
2.Quintana Energy Partners* - Partner and Director
3.Energy Capital Partners* - Advisor Director

* Executive agrees to keep Company apprised of any changes to or regarding the nature of this board service, including but not limited to any increases in responsibility or time commitment.